Exhibit 23.1e

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AI Document Services, Inc:

We hereby consent to the use in this Registration Statement on Form S-1A5 of our report dated July 21, 2008, relating to the balance sheets of AI Document Services, Inc as of December 31, 2007 and 2006, and the related statements of operations and stockholders’ deficit/segment equity, and cash flows for the years ended December 31, 2007 and 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/

Li & Company, PC

Li & Company, PC

Skillman, New Jersey

September 8, 2008